UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2011 (June 20, 2011)

CHINA-BIOTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110733	98-0393071
(Commission File Number)	(IRS Employer Identification No.)
No. 26 Orient Global Headquarter Lane 118, Yonghe Road Zhabei District, Shanghai 200072 People’s Republic of China
(Address of Principal Executive Offices)	(Zip Code)

(86 21) 5834 9748
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 20, 2011, China-Biotics, Inc. (the “Company”) received a letter from the NASDAQ Listing Qualification staff (the “NASDAQ Letter”) asserting that, because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and based upon disclosures made by the Company in its recently filed Form 12b-25 and additional information provided to NASDAQ, the Company no longer complies with NASDAQ Listing Rule 5250(c)(1) for continued listing.  In addition, the NASDAQ Letter requested that the Company provide to NASDAQ a formal “plan of compliance” setting forth the steps that the Company proposes to take to regain compliance for continued listing of the Company’s common stock on the NASDAQ, as well as certain other information relevant to NASDAQ’s evaluation of the plan of compliance.

NASDAQ has established an expedited schedule for the Company to submit its plan of compliance and related information.  The Company’s response is due no later than July 5, 2011.

The Company will use its best efforts to submit a plan of compliance to NASDAQ, together with the other information requested, on or before July 5, 2011.  There can be no assurance that the Company will be able to meet this deadline or that the Company’s plan of compliance and other related information will sufficiently satisfy NASDAQ to avoid delisting.

A copy of the press release announcing the Company’s receipt of the NASDAQ Letter is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated June 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China-Biotics, Inc.

Date: June 23, 2011	By:	/s/ Song Jinan
Song Jinan Chief Executive Officer, President, Treasurer and Secretary